UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 17, 2005

DTS, Inc.

(Exact name of registrant as specified in its charter)

000-50335

(Commission File Number)

Delaware	77-0467655
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

5171 Clareton Drive

Agoura Hills, California  91301

(Address of principal executive offices, with zip code)

(818) 706-3525

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On November 17, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of DTS, Inc. (the “Company”) approved the acceleration of the unvested portion of certain stock options held by employees, officers and directors of the Company.  The options that were accelerated have exercise prices greater than $21.00 per share, which is higher than the $14.76 closing price of the Company’s common stock as quoted on the Nasdaq National Market on November 17, 2005.  These options would have vested and become exercisable from time to time over the next 32 months.  As a result of the acceleration, all of these options became fully vested and immediately exercisable.  All other terms and conditions applicable to outstanding stock option grants remain in effect.  Shares received upon the exercise of accelerated options held by members of the Company’s Board of Directors and by the Company’s President and Chief Executive Officer and its Executive Vice Presidents may not be sold or otherwise transferred prior to the earlier of the original vesting date of such options or their termination of employment or service.

The Committee’s decision to accelerate the vesting of the affected stock options was based upon the issuance by the Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), which requires the Company, effective as of the beginning of the first fiscal quarter of 2006, to record compensation cost as expense for the portion of outstanding unvested awards, based on the fair value of those awards on the date of grant.  As a result of the acceleration, the Company expects to reduce the stock option expense it otherwise would have been required to recognize in its consolidated statements of income pursuant to FAS 123R by approximately $1.3 million in 2006 and an aggregate of approximately $1.6 million in subsequent years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DTS, INC.

Date: November 22, 2005	By:	/s/ Melvin Flanigan
Melvin Flanigan
Executive Vice President, Finance and
Chief Financial Officer